Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES YEAR END RESULTS

Minneapolis, MN (March 1, 2023)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the year ended December 31, 2022 of $39,424,900 or $10.97 per share diluted compared to net income of $39,919,900 or $10.48 per share diluted in 2021.  The fourth quarter 2022 net income was $10,176,600 or $2.86 per share diluted, compared to net income of $11,589,000 or $3.09 per share diluted, for the same period last year.  Revenues for the year ended December 31, 2022 were $81,410,800 up from $78,216,200 in 2021.  Financial performance for 2022 included an extra week of operations due to the Company’s fiscal year ending on the last Saturday of December.

Brett D. Heffes, Chairman and Chief Executive Officer commented “I am pleased with Winmark’s operational and financial performance during 2022.  Our talented franchise partners continue to make a positive impact in the local communities they serve.  Increased marketing investments during the year yielded an improvement in new store development activity.”

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At December 31, 2022, there were 1,295 franchises in operation and over 2,800 available territories.  An additional 57 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	December 31, 2022	December 25, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$13,615,600	$11,407,000
Restricted cash	65,000	30,000
Receivables, net	1,438,600	1,103,400
Net investment in leases - current	344,900	2,890,600
Income tax receivable	558,700	667,500
Inventories	770,600	325,200
Prepaid expenses	1,310,400	1,008,600
Total current assets	18,103,800	17,432,300

Net investment in leases – long-term	5,400	229,300
Property and equipment, net	1,704,600	1,976,900
Operating lease right of use asset	2,716,000	2,982,000
Intangible assets, net	3,348,300	—
Goodwill	607,500	607,500
Other assets	429,700	418,300
Deferred income taxes	3,540,400	3,252,700
	$30,455,700	$26,899,000

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,217,900	$4,232,600
Accounts payable	2,122,000	2,099,000
Accrued liabilities	2,611,700	2,001,000
Deferred revenue	1,643,900	1,645,000
Total current liabilities	10,595,500	9,977,600
Long-Term Liabilities:
Line of Credit/Term Loan	30,000,000	—
Notes payable, net	39,066,700	43,376,400
Deferred revenue	6,974,200	6,863,500
Operating lease liabilities	4,287,000	4,810,100
Other liabilities	1,164,400	954,800
Total long-term liabilities	81,492,300	56,004,800
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,459,673 and 3,635,806 shares issued and outstanding	1,806,700	—
Retained earnings (accumulated deficit)	(63,438,800)	(39,083,400)
Total shareholders’ equity (deficit)	(61,632,100)	(39,083,400)
	$30,455,700	$26,899,000

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
Revenue:
Royalties	$17,917,700	$15,638,100	$67,148,100	$60,779,300
Leasing income	1,091,900	2,796,500	6,937,700	11,148,300
Merchandise sales	1,234,100	1,119,800	3,921,600	3,100,100
Franchise fees	415,200	395,600	1,575,400	1,496,900
Other	466,800	424,300	1,828,000	1,691,600
Total revenue	21,125,700	20,374,300	81,410,800	78,216,200
Cost of merchandise sold	1,160,500	1,052,800	3,712,800	2,940,500
Leasing expense	92,800	439,500	984,700	1,850,300
Provision for credit losses	(11,300)	(39,300)	(57,900)	(206,600)
Selling, general and administrative expenses	6,485,300	6,008,200	23,158,400	22,295,800
Income from operations	13,398,400	12,913,100	53,612,800	51,336,200
Interest expense	(869,300)	(508,300)	(2,914,900)	(1,453,900)
Interest and other income (expense)	78,600	(7,900)	85,600	(15,000)
Income before income taxes	12,607,700	12,396,900	50,783,500	49,867,300
Provision for income taxes	(2,431,100)	(807,900)	(11,358,600)	(9,947,400)
Net income	$10,176,600	$11,589,000	$39,424,900	$39,919,900
Earnings per share - basic	$2.95	$3.20	$11.30	$10.87
Earnings per share - diluted	$2.86	$3.09	$10.97	$10.48
Weighted average shares outstanding - basic	3,452,399	3,622,690	3,487,732	3,671,980
Weighted average shares outstanding - diluted	3,556,190	3,753,982	3,592,456	3,810,480

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended
	December 31, 2022	December 25, 2021
OPERATING ACTIVITIES:
Net income	$39,424,900	$39,919,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	603,100	430,600
Provision for credit losses	(57,900)	(206,600)
Compensation expense related to stock options	1,652,400	1,435,500
Deferred income taxes	(287,700)	(1,362,000)
Gain from disposal of property and equipment	(9,400)	—
Deferred initial direct costs	—	(2,100)
Amortization of deferred initial direct costs	—	18,900
Operating lease right of use asset amortization	266,000	244,300
Tax benefits on exercised stock options	858,300	2,479,600
Change in operating assets and liabilities:
Receivables	(335,200)	478,500
Principal collections on lease receivables	3,646,700	9,915,400
Income tax receivable/payable	(749,500)	(2,925,900)
Inventories	(445,400)	(218,600)
Prepaid expenses	(301,800)	(13,400)
Other assets	(11,400)	17,600
Accounts payable	23,000	329,400
Accrued and other liabilities	222,800	(948,500)
Rents received in advance and security deposits	(819,200)	(1,046,600)
Deferred revenue	109,600	(199,800)
Net cash provided by operating activities	43,789,300	48,346,200
INVESTING ACTIVITIES:
Proceeds from sales of property and equipment	9,400	—
Purchase of property and equipment	(139,100)	(74,700)
Reacquired franchise rights	(3,540,000)	—
Purchase of equipment for lease contracts	—	(208,400)
Net cash used for investing activities	(3,669,700)	(283,100)
FINANCING ACTIVITIES:
Proceeds from borrowings on line of credit/term loan	33,700,000	—
Payments on line of credit/term loan	(3,700,000)	—
Proceeds from borrowings on notes payable	—	30,000,000
Payments on notes payable	(4,250,000)	(4,250,000)
Repurchases of common stock	(49,119,800)	(44,217,500)
Proceeds from exercises of stock options	4,751,700	8,320,000
Dividends paid	(19,257,900)	(33,162,600)
Net cash used for financing activities	(37,876,000)	(43,310,100)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,243,600	4,753,000
Cash, cash equivalents and restricted cash, beginning of period	11,437,000	6,684,000
Cash, cash equivalents and restricted cash, end of period	$13,680,600	$11,437,000
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$2,722,500	$1,388,900
Cash paid for income taxes	$11,308,800	$11,555,100

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Year Ended
	December 31, 2022	December 25, 2021
Cash and cash equivalents	$13,615,600	$11,407,000
Restricted cash	65,000	30,000
Total cash, cash equivalents and restricted cash	$13,680,600	$11,437,000